EXHIBIT 3.1
THIRD ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION OF
NORTH AMERICAN NATURAL GAS, INC.
     Pursuant to RCW 23B.10.060 of the Washington Corporation Act, the undersigned corporation hereby submits the following amendment to the Corporation’s Articles of Incorporation.
     1. The Name of the Corporation is North American Natural Gas, Inc.
     2. Article I is Changed as follows:
          1. The name of the Corporation shall be:
PURERAY CORPORATION
     3. The aforementioned amendment was unanimously adopted by the Board of Directors without shareholder action on July 24, 2008.
     4. Shareholder action was not required pursuant to 23B10.020(5).
     5. These Articles of Amendment will be effective upon filing.
Dated this 24 of July, 2008.

NORTH AMERICAN NATURAL GAS, INC.
By:	/s/ Jim Glavas
Jim Glavas, Director